CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK OF VISCOUNT SYSTEMS, INC.

Pursuant to NRS 78.1955 – After Issuance of Class or Series

I, Stephen Pineau, President, Chief Executive Officer and Chief Financial Officer of Viscount Systems Inc., a corporation organized and existing under the laws of the State of Nevada (the "**Company**"), hereby certify the following:

FIRST: The Certificate of Designation, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock (the "**A Shares**") was filed with the Secretary of State of Nevada on June 5, 2012 (the "**Certificate**").

SECOND: The Board of Directors of the Company (the "**Board**") on October 16, 2012 duly adopted the following resolutions amending the Certificate:

> **RESOLVED**, that the Company is authorized to issue up to an additional one hundred (100) shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share, in connection with the Offering, such issuance to be substantially in accordance with and subject to the terms and conditions of the Purchase Agreement.
>
> **FURTHER RESOLVED**, that the Certificate be amended as follows:

1. Subsection 3(c) of the Certificate be deleted and replaced with the following:

(c) PIK Dividend Payments. If all or any part of any A Share Dividend is paid, at the election of the Company, in A Shares ("**PIK Shares**"), then the Company will on, or within two (2) Trading Days prior to, the Dividend Payment Date provide a notice (the "**PIK Dividend Notice**") to the Holders stating that the A Share Dividend will be paid in PIK Shares and requesting the Holders provide the VWAP applicable on conversion of such PIK Shares in accordance with **Section 4(b)(iii)**. Such A Share Dividend due to Holders shall be paid by delivering within two (2) Trading Days of the VWAP Determination Date (as defined in **Section 4(b)**) to each such Holder of A Shares a number of additional A Shares equal to the quotient obtained by dividing (i) the aggregate dollar amount of A Share Dividends the Company has elected to pay such Holder of A Shares in the form of PIK Shares on a particular Dividend Payment Date (subject to compliance with this Certificate) by (ii) the then Stated Value. The number of Conversion Shares (as defined in this Certificate) into which such PIK Shares may be converted will be determined in accordance with **Section 4(b)(iii)** of this Certificate provided that the Trading Period (as defined in this Certificate) will be ten (10) Trading Days (as defined in this Certificate) with the last Trading Day being the Trading Day immediately preceding the Trading Day representing the Dividend Payment Date in respect of which such PIK Shares are being issued as all or partial payment of such A

Share Dividend. Notwithstanding anything to the contrary provided herein or elsewhere, unless all of the Equity Conditions (as defined in this Certificate) are met by the Company immediately prior to the time such A Share Dividends are paid, no A Share Dividends may be paid in PIK Shares (as defined in this Certificate) without the express written consent of Holders owning no less than 67% of the aggregate Stated Value of all A Shares then outstanding. For purposes of this Certificate, the term "**Equity Conditions**" means during the period in question, (i) the Company shall have honored all Conversions (as defined in this Certificate) on or prior to the dates so requested, if any, (ii) the Company shall have paid all liquidated damages, interest and/or other amounts owing to each Holder in respect of the A Shares, (iii) except for a six (6) month period commencing on the initial date of issuance of any A Shares, all of the Conversion Shares (including, but not limited to, those issuable upon conversion of PIK Shares) issuable pursuant to the Transaction Documents (as defined in the Purchase Agreement), may be resold pursuant to Rule 144 without any restrictions, including, but not limited to, volume or manner-of-sale restrictions or current public information requirements (except the limitation on current public information requirements shall not apply for a twelve (12) month period commencing on the initial date of issuance of any A Shares), as determined by counsel to the Company and set forth in a written opinion letter to such effect, addressed and reasonably acceptable to the affected Holders, (iv) the Common Stock is trading on a trading market and/or quoted on any other trading medium and all of the Conversion Shares (as defined in this Certificate) issuable pursuant to the Transaction Documents are listed or quoted for trading on such market (and the Company believes, in good faith, that trading of the Common Stock on such market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, and (vi) no Liquidation (as defined in this Certificate) or Redemption Event has occurred and/or may reasonably be expected to occur in the foreseeable future.

2. Section 4(b) be deleted and replaced with the following

(b) Determination as to Number of Conversion Shares. Each A Share issued in the Offering shall be convertible into such number of Conversion Shares equal to the quotient obtained by dividing (i) the Stated Value of such A Share being converted by (ii) the then Conversion Price. For the purposes of this provision, the initial Conversion Price of each A Share shall be the lower of (i) $0.05, (ii) eighty-five (85%) percent of the VWAP for a Trading Period of twenty (20) Trading Days (as determined in accordance with this **Section 4(b)**), and (iii) eighty-five (85%) percent of the VWAP for a Trading Period of ten (10) Trading Days (as determined in accordance with this **Section 4(b)**). Because the A Shares issued in the Offering may be issued at more than one closing of the Offering (each a "**Closing**," and, collectively, the "**Closings**"), the Conversion Price of all A Shares may not necessarily be the same, as the initial Conversion Price is determined at each Closing at which A Shares are issued. Such initial Conversion Prices shall be subject to the adjustments described in **Section 5** hereafter.

For the purposes of this Certificate, "**VWAP**" means the volume weighted average of the VWADP (defined hereafter) of the Common Stock for the applicable number of consecutive Trading Days as provided elsewhere herein (the "**Trading Period**"). For the purposes of the foregoing, "**VWADP**" shall mean the daily volume weighted average price of the Common Stock for such date on the OTC Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg (based on a Trading Day) from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time); or (ii) the value of such security as mutually agreed upon in good faith by Holders owning no less than 67% of the aggregate Stated Value of all A Shares then outstanding and the Company. For purposes of determining VWAP in connection with the issuance of a PIK Dividend, the Company shall rely on the information provided by the Holders of at least 67% of the aggregate Stated Value of all A Shares then outstanding, which absent manifest error shall be binding. In the event the PIK Dividend Notice is provided in accordance with **Section 3(c)**, and the VWAP is not provided by the Holders as provided in this paragraph within five (5) Trading Days following Dividend Payment Date, the Company will determine the VWAP within a further two (2) Trading Days, which absent manifest error shall be binding. Any claim of manifest error by the Company or a Holder must be made no later than five (5) Trading Days after VWAP is determined by the Holders or the Company (as applicable) and provided to the other. The date on which the VWAP is provided by the Holder or the Company in accordance with this **Section 4(b)** shall be the "**VWAP Determination Date**".

For the purposes of this Certificate, "**Trading Day**" means a day on which the Common Stock is eligible for quotation on the OTC Market, or, if the Common Stock is not then eligible for quotation on the OTC Market then any day that the Common Stock is traded or eligible for quotation on any other United States commonly acceptable trading medium or market place where the Common Stock is then traded or eligible for quotation.

THIRD: The approval of the Holders representing 100% of the issued and outstanding A Shares has been obtained in accordance with NRS 78.1955.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 17th day of October, 2012.

VISCOUNT SYSTEMS, INC.

By:________________________
Name: Stephen Pineau
Title: President, Chief Executive Officer and Chief Financial Officer

4010125.pp213.doc